                                                                    EXHIBIT 10.9

                       Lumbermens Mutual Casualty Company

                                  July 30, 2003

Insurance Holdings, Inc.
c/o Summit Partners
499 Hamilton Avenue
Palo Alto, CA 94301
Attention:     Peter Y. Chung
               J. Scott Carter

Ladies and Gentlemen:

                  Reference is hereby made to that certain Purchase Agreement (the "Purchase Agreement"), dated as of July 14, 2003, by and among Insurance Holdings, Inc., a Delaware corporation ("Buyer"), Kemper Employers Group, Inc., a Washington corporation ("KEG"), Lumbermens Mutual Casualty Company, an Illinois domiciled mutual insurance company ("LMC"), Eagle Pacific Insurance Company, a Washington domiciled insurance company ("Eagle Pacific"), and Pacific Eagle Insurance Company, a California domiciled insurance company ("Pacific Eagle" and, together with KEG, LMC and Eagle Pacific, the "Sellers"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

                  In connection with the Purchase Agreement, Buyer and Sellers hereby agree that:

1. For avoidance of doubt, Buyer and Sellers agree that in order for the condition to closing set forth in Section 9.11 of the Purchase Agreement to be satisfied, it must be the case that the indicative prospective rating provided by A.M. Best & Co. ("Best") states that the rating will become effective on or promptly (i.e., within 30 days) following the Closing Date.

2.    Buyer shall, in full satisfaction of its obligations contained in Section
      7.12 of the Purchase Agreement to take reasonable steps to secure a an "A-" or better indicative rating from Best and the proviso to Section 9.11 of the Purchase Agreement, take the following steps:

      2.1. present to Best a business plan which calls for capital contributions (not to exceed $30 million at Closing and an additional $5 million in 2004) and projected net premium writings consistent in all material respects with the financial projections attached hereto as Annex I;

      2.2. put in place a reinsurance program for KEIC consistent in all material respects with the past practices of the Eagle Entities, including in particular an excess of loss reinsurance arrangement attaching no higher than $500,000 and extending to a minimum level of $100 million, with a maximum retention of 50% of the $500,000 in excess of the first $500,000, and no retention of any loss above such amount (other than any retention that is provided in the Eagle Entities' reinsurance agreements in effect as of the date of this letter agreement);

      2.3. make offers of employment to all of the current management team of the Eagle Entities;

      2.4. represent that it will not make any fundamental shift from the Eagle Entities' business strategy (as in existence as of the date hereof) and target markets through December 31, 2004;

      2.5. adopt an investment management strategy focused on government and other high grade fixed income securities (or any other security constituting a "Permitted Investment" under the Escrow Agreement); and

      2.6. provide to Best copies of the Purchase Agreement and Annexes A through I thereto.

      3.3.1. Following the Closing, Buyer or KEIC shall pay to LMC the following amounts by wire transfer of immediately available funds to the account designated by LMC:

             3.1.1. within 60 days after the first Profit Share Calculation
                    Date, 25% of the Profit Share Amount;

             3.1.2. within 60 days after the second Profit Share Calculation
                    Date, 50% of the Profit Share Amount less the aggregate amount previously paid in accordance with this Section 3.1; and

             3.1.3. within 60 days after the third Profit Share Calculation
                    Date, 100% of the Profit Share Amount less the aggregate amount previously paid in accordance with this Section 3.1.

      3.2.  For purposes of this letter,

             3.2.1. "Profit Share Amount" shall mean the following amount with respect to the first new policies (i.e., not any subsequent renewal thereof) (collectively, the "Subject Policies") issued by KEIC immediately following the cancellation or early termination (i.e., if canceled or terminated prior to the natural expiration date of an applicable policy) of an insured's (i) Agent Policy with either of the Eagle Entities or (ii) Agent Policy written by LMC and 100% reinsured by the Eagle Entities (an "LMC Fronted Policy"):

                        1. earned premium (including all audit adjustments) with respect to the Subject Policies for the period from the date of first issue through and include to the natural expiration date of the cancelled policy (which in most, if not all, cases will be the normal anniversary rating date (NARD) for such insured), minus

                        2. (a) case incurred losses plus allocated loss adjustment expense with respect to the Subject Policies multiplied by (b) a cumulative incurred loss development factor to be determined at each Profit Share Calculation Date by a mutually agreed qualified actuary (which may, but shall not necessarily, be current or prospective employees of LMC) multiplied by (c) a discount factor of
                              0.9107 multiplied by (d) an unallocated loss adjustment expense factor of 1.09 (in each case, for the period from the date of first issue through and include to the natural expiration date of the cancelled policy (which in most, if not all, cases will be the normal anniversary rating date (NARD) for such insured)), minus

                        3. the earned premium with respect to the Subject Policies for the period from the date of first issue through and include to the natural expiration date of the cancelled policy (which in most, if not all, cases will be the normal anniversary rating date (NARD) for such insured) multiplied by a discounted expense factor of 0.1772.

            3.2.2. "Profit Share Calculation Date" shall mean each of the first three anniversaries of the date on which the last Subject Policy expires.

      3.3. On each Profit Share Calculation Date, Buyer shall provide to LMC information and supporting documentation reasonably necessary for the calculation of the Profit Share Amount.

      4.4.1. Following the Closing, LMC shall pay to Buyer or KEIC the following amounts by wire transfer of immediately available funds to the account designated by Buyer or KEIC:

            4.1.1. within 90 days after the first Loss Reserve Calculation Date,
                   10% of the Nominal Profit;

            4.1.2. within 90 days after the second Loss Reserve Calculation
                   Date, 25% of the Nominal Profit less the aggregate amount previously paid in accordance with this Section 4.1;

            4.1.3. within 90 days after the third Loss Reserve Calculation Date,
                   50% of the Nominal Profit less the aggregate amount previously paid in accordance with this Section 4.1;

            4.1.4. within 90 days after the fourth Loss Reserve Calculation
                   Date, 75% of the Nominal Profit less the aggregate amount previously paid in accordance with this Section 4.1; and

            4.1.5. within 90 days after the fifth Loss Reserve Calculation Date,
                   100% of the Nominal Profit less the aggregate amount previously paid in accordance with this Section 4.1.

      4.2.  For purposes of this letter,

            4.2.1. "Nominal Profit" shall mean (in each case, net of third party reinsurance and losses assumed from LMC Fronted Policies):

                        1.    the Subject Reserves, minus

                        2. indicated case and incurred but not reported loss and allocated loss adjustment expense reserves, minus

                        3. loss and allocated loss adjustment expense paid after the Closing Date.

            4.2.2. "Subject Reserves" shall mean LMC's indicated loss and allocated loss adjustment expense reserve, net of third party reinsurance and losses assumed from LMC Fronted Policies, for accident dates prior to December 31, 2002 for the Eagle Entities, calculated as of the Closing Date.

            4.2.3. "Loss Reserve Calculation Date" shall mean each of December
                   31, 2004, December 31, 2005, December 31, 2006, December 31,
                   2007 and December 31, 2008.

      4.3. On each Loss Reserve Calculation Date, Buyer shall provide to LMC information and supporting documentation reasonably necessary for the calculation of the Nominal Profit.

      5.5.1. Following the Closing, Sellers shall be responsible for servicing the claims under all insurance policies written by KEIC prior to the Closing Date and shall indemnify Buyer for Losses and Expenses incurred by any Buyer Group Member as a result of the failure of LMC (or its Affiliates or subcontractors) to fully and timely perform such servicing.

      5.2. The parties acknowledge that such servicing has been subcontracted by LMC to NATLSCO, Inc.

      5.3. Following the Closing, Sellers shall exercise all of its rights with respect to the servicing such claims under its arrangement with NATLSCO, Inc. in accordance with the reasonable instructions of Buyer.

      5.4. In recognition of Sellers' remaining responsible for such servicing, the definition of KEIC Book Value in the Purchase Agreement shall be amended and restated to read in its entirety as follows:

             "KEIC BOOK VALUE" means an amount equal to the book value of KEIC as of the close of business on the day prior to the Closing Date, calculated in accordance with the Agreed Accounting Principles, after giving effect to the Commutation Agreement, and increased (without duplication) by the aggregate amount of (i) the California Prepayments transferred by LMC to KEIC pursuant to Section 7.11 and
             (ii) the non-admitted prepaid unallocated loss adjustment expense asset resulting from Sellers' agreement to be responsible for the servicing of claims under all insurance policies written by KEIC prior to the Closing Date and the prepayment therefor, regardless of whether such prepayments would otherwise be included in calculating book value in accordance with SAP.

      5.5.   In further recognition of Sellers' remaining responsible for such servicing, the calculation of the price/premium (the "Premium") to be paid under the Commutation Agreement shall be calculated as (i) the amount of all transferred losses, loss adjustment expenses (both allocated and unallocated), taxes, licenses and fees as of such date minus (ii) the amount of the related tax impact of such commutation (utilizing for such calculation prevailing actuarial factors used for California workers compensation policies). The price/premium to be paid under the Commutation Agreement shall be LMC's reasonable, good faith estimate of the Premium, as determined within five (5) business days prior to the Closing Date and approved by Buyer in its reasonable, good faith discretion, and shall be adjusted following the Closing Date in accordance with (and within the same time periods set forth in) the provisions of
             Section 4.4 of the Purchase Agreement. The parties acknowledge that, in connection with the effectiveness of the Commutation Agreement, KEIC shall pay to LMC an amount equal to the unallocated loss adjustment expense reserves which were included in the calculation of the Premium. For the avoidance of doubt, the parties agree that the calculation of KEIC Book Value shall be completed assuming that the foregoing payments had already been made (and that the tax liability, if any, arising from such commutation had already been satisfied).

      5.6. The Premium under the Commutation Agreement will not include any additional amount for premiums in collection for such policies, including audit premium, retrospective premium, deductible reimbursements and compensating balance plan premium, which shall belong to and remain the responsibility of LMC to collect. The parties agree to cooperate with each other with respect to the collection of such premium.

      5.7. To the extent that Sellers would not have otherwise incurred the following expenses in servicing such claims, KEIC shall be responsible for any expenses incurred after the Closing resulting from the transfer from Sellers to KEIC of information from Computer Services Corporation relating to the "Point" system utilized in servicing such claims.

6. Section 9.10 of the Purchase Agreement shall be amended and restated to read in its entirety as follows:

            SECTION 9.10 RECEIPT OF RELEASES. Buyer shall have received those written releases contemplated by the last sentence of Section 8.8 above.

7. Buyer shall have the right to purchase its own Oracle software licenses after the Closing, in lieu of assuming any obligations with respect to any of Seller's Oracle software licenses. Buyer shall notify Sellers of its decision in this regard at least five business days prior to the Closing.

8. Each sentence of Section 5.23(h) of the Purchase Agreement is hereby amended to include the words "Except as disclosed on Schedule 5.23(h)," at the beginning of each such sentence.

9. The Purchase Agreement shall be amended so that the following provision is inserted as a new Section 5.28:

            SECTION 5.28 SALE OF ASSETS. The transactions contemplated by this Agreement do not constitute a sale of all or substantially all of the assets of LMC.

10. Buyer is not assuming any of the Sellers' obligations under the Termination Protection Agreement for the benefit of John Pasqualetto, and, in determining the level of employee benefits to be offered to the LMC Employees by Buyer in accordance with Section 8.2 of the Purchase Agreement, such arrangement shall be ignored.

11. The definition of the Post-Signing Due Diligence Period in the Purchase Agreement shall be amended and restated to read in its entirety as follows:

      "POST-SIGNING DUE DILIGENCE PERIOD" means the period commencing on the date of this Agreement and terminating at 11:59 p.m. Pacific Time on July 30, 2003.

12. The Ancillary Agreements, Exhibits, Annexes and Schedules attached hereto shall constitute the definitive forms of the corresponding Post-Signing Documents, except that (i) Annex C is not attached hereto and, in lieu thereof, shall be proposed by Buyer prior to the Closing Date and be subject to the final approval of Sellers prior to the Closing Date, such approval not to be unreasonably withheld or delayed and (ii) references to Exhibit H in the Purchase Agreement shall be deleted as the parties have deemed unnecessary the agreement contemplated thereby.

13. The definition of "Agent Policies" in the Purchase Agreement is hereby renamed "Broker Policies" (with all references to "Agent Policies" used in the Purchase Agreement now to refer to Broker Policies), and the definition thereof is amended and restated in its entirety as follows "means all policies, including all endorsements thereto, whether written prior to or following the date hereof, which either: (a) are marketed, underwritten, issued or administered by, or on behalf of, the Eagle Entities and were written on the paper of either of the Eagle Entities, or
      (b) as listed under the heading "Agent Policies" on Annex E attached hereto, are those USL&H Business policies which are marketed, underwritten, issued and administered by LMC or any of its Affiliates (other than the Companies) and were written on the paper of LMC or any of its Affiliates (other than the Companies)."

14. The transactions contemplated by the Commutation Agreement shall occur simultaneously with the Closing under the Purchase Agreement, and Buyer and Sellers each agree to report, for all Tax purposes, the transactions occurring under the Commutation Agreement as not having occurred in any Post-Closing Tax Period and not allocable to the period after the Closing Date. For the avoidance of doubt, Buyer and Sellers agree that the preceding sentence shall not alter any party's liability for Taxes as set forth in Section 8.1 of the Purchase Agreement.

15. For avoidance of doubt, Buyer and Sellers agree that Buyer and its Affiliates may, notwithstanding Section 8.5 of the Purchase Agreement, respond (as may be required by law or otherwise) to any informational requests made by any policyholder or broker with respect to the terms of cancellation or termination of any policy or the Best rating of either of the Eagle Entities, so long as such information requests were not first solicited by Buyer.

16. The reference to "second business day" in Section 7.3(b) of the Purchase Agreement is hereby amended to read as follows: "third business day".

17. The definition of "USL&H Business" in Section 8.3 of the Purchase Agreement is hereby amended to delete the word "related" before the words "alternative dispute resolution insurance business" and to insert the words "related to any state or federal workers compensation" immediately following the words "alternative dispute resolution insurance business".

18. Except as expressly amended by this letter agreement, the Purchase Agreement is not otherwise amended or modified and remains in full force and effect in accordance with its original terms, and (for avoidance of doubt) the Purchase Agreement shall, notwithstanding that this letter agreement is dated as of a date after the end of the "Post-Signing Due Diligence Period" (as originally defined in the Purchase Agreement), be deemed not to have automatically terminated on July 28, 2003.

                  [Remainder of page intentionally left blank]

      In witness whereof, each of the parties has caused this letter to be executed as of the date first written above.

                                       INSURANCE HOLDINGS, INC.

                                       By:          /s/ John Pasqualetto
                                             -----------------------------------
                                             Name:  John Pasqualetto
                                             Title: President

                                       KEMPER EMPLOYERS GROUP, INC.

                                       By:          /s/ William A. Hickey
                                             -----------------------------------
                                             Name:  William A. Hickey
                                             Title: Treasurer and Vice President

                                       LUMBERMENS MUTUAL CASUALTY COMPANY

                                       By:          /s/ William A. Hickey
                                             -----------------------------------
                                             Name:  William A. Hickey
                                             Title: Chief Financial Officer and
                                                       Executive Vice President

                                       EAGLE PACIFIC INSURANCE COMPANY

                                       By:          /s/ William A. Hickey
                                             -----------------------------------
                                             Name:  William A. Hickey
                                             Title: Vice President

                                       PACIFIC EAGLE INSURANCE COMPANY

                                       By:          /s/ William A. Hickey
                                             -----------------------------------
                                             Name:  William A. Hickey
                                             Title: Vice President